CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in The Munder Lifestyle Funds Class A and Class B Shares; The Munder Lifestyle Funds Class Y Shares; The NetNet Fund; The Munder Equity Funds Class A, Class B and Class C Shares; The Munder Income Funds Class A, Class B and
Class C Shares; The Munder Money Market Funds Class A, Class B and Class C Shares; The Munder Funds Class Y Shares; and The Munder Funds Class K Shares Prospectuses and "Independent Auditors" and "Financial Statements" in The Munder Lifestyle Funds Statement of Additional Information; The NetNet Fund Statement of Additional Information; and The Munder Funds Statement of Additional Information included in Post-Effective Amendment No. 31 to the Registration Statement (Form N-1A, No. 33-54748) of The Munder Funds, Inc.

We also consent to the incorporation by reference into The Munder Lifestyle Funds Statement of Additional Information; The NetNet Fund Statement of Additional Information; and The Munder Funds Statement of Additional Information of our reports dated August 15, 1997 with respect to the financial statements and financial highlights of the Munder All-Season Accumulation Fund, Munder
All-Season Development Fund, Munder All-Season Maintenance Fund, Munder Micro-Cap Equity Fund, Munder Mid-Cap Growth Fund, Munder Multi-Season Growth Fund, Munder Real Estate Equity Investment Fund, Munder Small-Cap Value Fund, Munder Value Fund, Munder International Bond Fund, Munder Short Term Treasury Fund, Munder Money Market Fund and The NetNet Fund portfolios of The Munder Funds, Inc., included in the Annual Reports of The Munder Funds.


ERNST & YOUNG LLP


October 27,1997
Boston, Massachusetts


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